Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus of AngloGold Ashanti Limited and AngloGold Ashanti Holdings plc constituting a part of this Registration Statement on Form F-3 of our report dated March 18, 2016, relating to the consolidated financial statements of Kibali (Jersey) Limited appearing in AngloGold Ashanti Limited’s Annual Report on Form 20-F for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO LLP

BDO LLP
Registered Auditor
London
United Kingdom

1 April 2016

BDO LLP is a limited liability partnership registered in England and Wales (with registered number 0C305127).